Exhibit 99.2

iTeos Appoints Matthew Roden, Ph.D. to Board of Directors

Cambridge, MA and Gosselies, Belgium – November 12, 2020 -- iTeos Therapeutics, Inc. (Nasdaq: ITOS), a clinical-stage biopharmaceutical company pioneering the discovery and development of a new generation of highly differentiated immuno-oncology therapeutics for patients, today announced the appointment of Matthew Roden, Ph.D., to its Board of Directors. Dr. Roden joins the Board as a Partner of MPM Capital and will replace Ansbert Gadicke, M.D.

“Matt will be a tremendous addition to our board due to his vast leadership experience spanning both the pharmaceutical and financial industries,” said David Hallal, chairman of the iTeos Board of Directors. “He will offer a holistic corporate development perspective and strategic support that will allow us to continue our evolution as both a clinical-stage, and newly public, company. In particular, his deep experience in global transactions will add dimension to our board and complement the innovation and scientific rigor displayed by our leadership team to date.”

“Ansbert played a key role in building iTeos from its early development through its clinical and corporate growth.  On behalf of the members of the management team and my fellow board members, I would like to thank him for his significant contributions to our success,” said Michel Detheux, Ph.D., Co-Founder, President and Chief Executive Officer of iTeos. “I look forward to working together with Matt to continue delivering on our common mission to develop life-transforming cancer therapies to patients in need.”

“I am excited to join the iTeos board,” said Dr. Roden “I have been very impressed with iTeos’ progress and position it has established as a leader in both identifying and developing next-generation immuno-oncology targets. The leadership team’s expertise in tumor immunology has put iTeos at the forefront of the next wave of potential best-in-class cancer therapies, and I look forward to working together to advance its mission.”

Dr. Roden is an Executive Partner at MPM Capital. Prior to joining MPM Capital, he was Senior Vice President and Head of Enterprise Strategy at Bristol Myers Squibb. Earlier, he served as Head of Strategic Corporate Development and Head of Global BD Assessment, leading teams on over 100 business development transactions that are cumulatively valued at over $125 billion. Before joining Bristol Myers Squibb, Dr. Roden led equity research on the biotechnology sector at UBS Investment Bank. Earlier, he was a Senior Equity Analyst covering biotechnology at J.P. Morgan, and Bank of America Merrill Lynch, and was an Associate at Credit Suisse First Boston. Dr. Roden earned his Ph.D. at the Albert Einstein College of Medicine, focusing on the structural biology of immune-relevant molecules, and earlier was a pre-doctoral clinical research fellow in immuno-oncology at the National Cancer Institute in Bethesda, Maryland. Dr. Roden holds a M.S. degree from Georgetown University and a B.S. from George Mason University.

About iTeos Therapeutics, Inc.

iTeos Therapeutics is a clinical-stage biopharmaceutical company pioneering the discovery and development of a new generation of highly differentiated immuno-oncology therapeutics for patients. iTeos Therapeutics leverages its deep understanding of the tumor microenvironment and immunosuppressive pathways to design novel product candidates with an aim to improve the clinical benefit of oncology therapies. The innovative

iTeos and iTeos logo are trademarks of iTeos Therapeutics Inc.

pipeline includes two clinical-stage programs targeting novel, validated immuno-oncology pathways designed to build on prior learnings in the field to have differentiated pharmacological and clinical profiles. The most advanced product candidate, EOS-850, is designed as a highly selective small molecule antagonist of the adenosine A2AR, in the adenosine pathway, a key driver of immunosuppression in the tumor microenvironment across a broad range of tumors. EOS-850 is being investigated in an open-label multi-arm Phase 1/2a clinical trial in adult cancer patients with advanced solid tumors and encouraging preliminary single-agent activity was observed in the dose escalation portion of the trial. The lead antibody product candidate, EOS-448, is an antagonist of TIGIT, a checkpoint with multiple mechanisms leading to immunosuppression. EOS-448 was also selected to engage FcγR, to promote ADCC activity. An open-label Phase 1/2a clinical trial of EOS-448 was initiated in adult cancer patients with advanced solid tumors. iTeos Therapeutics is headquartered in Cambridge, MA with a research center in Gosselies, Belgium.

For further information, please contact:

Media Contacts:
Amber Fennell, Paul Kidwell
Consilium Strategic Communications
+44 203 709 5700
iteos@consilium-comms.com

Investor Contacts:

Sarah McCabe, Zofia Mita
Stern Investor Relations, Inc.
+ 1 212 362 1200
iTeos@sternir.com

iTeos and iTeos logo are trademarks of iTeos Therapeutics Inc.